PRESS RELEASE

At the Company
Michael Black
Cambridge Display Technology
Tel: +44 1954 713600
Fax: +44 1954 713620
investors@cdtltd.co.uk

Investor Relations
Melissa Dixon
The Piacente Group, Inc
+1 (212) 481-2050
melissa@tpg-ir.com

Cambridge Display Technology Announces Second Quarter 2007 Financial Results

CAMBRIDGE, United Kingdom, August 15, 2007 -- Cambridge Display Technology, Inc. (Nasdaq: OLED), a pioneer in the development of polymer organic light emitting diode (P-OLED) technology, today reported its financial results for the second quarter ended June 30, 2007.

Chairman and Chief Executive Office Dr. David Fyfe stated, "In July we jointly announced with Sumitomo Chemical Company that we have entered into a definitive merger agreement whereby Sumitomo Chemical Company will acquire CDT. Under the merger agreement, Sumitomo Chemical will acquire all outstanding shares of CDT common stock at a price of $12 per share in cash, for an aggregate purchase price of approximately $285 million. I believe the acquisition of CDT by Sumitomo Chemical will significantly enhance the prospects for POLED technology adoption. CDT and Sumitomo Chemical have developed an ever closer relationship since Sumitomo acquired a license to certain IP from CDT in 2001, culminating in the formation of the Sumation 50/50 joint venture in 2005 to develop, manufacture and sell P-OLED materials to CDT licensees and others. We have admired the long-term commitment of Sumitomo Chemical to the development of this very important technology and believe this merger is not only in the best interest of our shareholders but also of our employees and the global display industry."

Total revenues for the second quarter of 2007 were $2.7 million, compared with $2.7 million for the same period last year. The increase in revenue for equipment and supplies caused by a major ink sale in the second quarter of 2007 was offset by slightly reduced license revenue.

Gross profit decreased from $2.4 million in the second quarter of 2006 to $1.9 million in the second quarter of 2007 due to lower margins in technology, services, development, equipment and supplies revenue.

Research and Development expenses for the second quarter of 2007 were $3.6 million, up from $3.2 million for the second quarter of

2006. R&D expenses were impacted primarily by an increase in development costs related to CDT's Total Matrix Addressing ™ ("TMA™") technology, higher expenditures on research programs and stock based consideration costs related to the purchase of the assets of Next Sierra Inc. in January 2007 as part of our TMA development plan.

Selling, General and Administrative expenses for the second quarter of 2007 increased to $4.6 million, from $3.6 million for the same period last year. Expenses were impacted primarily by increased stock compensation costs, professional fees incurred relating to the proposed merger with Sumitomo Chemical, and litigation expenses.

Equity in loss of affiliates increased slightly to $1.7 million for the second quarter of 2007, from $1.6 million for the same period in 2006.

Net loss increased to $7.4 million during the second quarter of 2007, from $5.0 million for the same period in 2006. This is due to lower gross profit as well as increased operating expenses.

Total deferred revenues at June 30, 2007 were $17.6 million, an increase of $12.3 million compared with the $5.3 million of deferred revenue balance at December 31, 2006. This increase was due to the receipt of cash under license and technology services contracts in the first and second quarters of 2007 exceeding the revenues recognized under those contracts during the first and second quarters of 2007. The most significant of those contracts was a major license which was sold in June 2007, pursuant to which the majority of revenues are expected to be recognised in the third quarter of 2007.

Total cash and current marketable securities was $21.3 million at June 30, 2007, as compared with $19.3 million at December 31, 2006.

Dr. Fyfe continued, "Our results for the second quarter primarily reflected the impact of license and development agreements signed during the fall of 2006. In May, we announced more significant growth in our material lifetimes - through our joint venture Sumation. The lifetimes are approximately 40% better than those announced in March. At the SID 2007 Conference held in California in June of this year, we exhibited a 3" diagonal 160ppi inkjet-printed display made by CDT using Casio's backplane design and technology. This was arguably one of the best quality displays that CDT has produced and clearly showed the potential for inkjet printing to tackle high resolution displays that are going to be increasingly in demand for handheld applications."

The financial statements of the Company for the quarter ended June 30, 2007 are included in the Company's Quarterly Report on Form 10-Q, which can be accessed through the Internet at www.cdtltd.co.uk.

The Company will be holding a conference call to discuss the financial results included in this news release. Interested investors may listen to a live web cast today, August 15, 2007 at Noon ET/9:00AM PT (5:00PM BST). The call can be accessed through the Internet at www.cdtltd.co.uk.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs) and other related technologies, which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the NASDAQ Global Market under the ticker symbol "OLED".

The Company's website is www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's POLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; developments in and expenses associated with resolving matters currently in litigation; and the Company's future capital requirements and its ability to obtain additional financing when needed, which would affect its ability to continue the research, development and commercialization of its POLED technology and other related technologies and as a going concern. Readers should also consider the additional factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands, except share information)

	June 30,	December 31,
	2007	2006
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 21,294	$ 12,015
Marketable securities	-	7,252
Inventory.	-	30
Accounts receivable, net	61	187
Taxes receivable.	1,885	1,861
Prepaid expenses and other current assets	2,093	1,680

Total current assets	25,333	23,025
Property, equipment and leasehold improvements, net	7,872	9,579
Investments in affiliates.	4,459	3,951
Marketable securities	486	298
Goodwill	65,612	65,612
Other intangible assets, net	1,194	1,484
Other non-current assets	4	20

Total assets.	$ 104,960	$ 103,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 7,061	$ 6,597
Deferred revenue	15,204	5,143
Due to affiliate	-	95
Other current liabilities	2,309	2,109

Total current liabilities	24,574	13,944

Deferred revenue, non-current	2,392	193
Other liabilities	543	596

Commitments and contingencies (Note 8)	-	-

Common shareholders’ equity:
Preferred stock, voting $0.01 par value, 46,667
authorized,
None issued or outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares
authorized,
21,903,549 issued and 21,630,703 outstanding	216	216
Additional paid-in capital	287,912	284,531
Deferred compensation	-	-
Accumulated other comprehensive loss	(283)	(271)
Accumulated deficit	(210,394)	(195,240)

Total common shareholders’ equity	77,451	89,236

Total liabilities and shareholders’ equity	$ 104,960	$ 103,969

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,

	2007	2006

Operating revenues:
		$
License fees and royalties	$ 1,791	2,002
Technology services and development	741	683
Equipment and supplies	143	12

Total operating revenues	2,675	2,697
Cost of sales:
License fees and royalties	16	11
Technology services and development	636	270
Equipment and supplies	89	11

Total cost of sales	741	292

Gross profit	1,934	2,405

Operating expenses:
Research and development expenses	3,550	3,210
Selling, general and administrative expenses	4,568	3,605
Amortization of intangibles acquired	145	395

Total operating expenses	8,263	7,210

Loss from operations	(6,329)	(4,805)
Other (expense) / income:
Equity in loss of affiliates	(1,667)	(1,599)
Foreign currency transaction gain	66	489
Other (expense) / income	(3)	357
Interest income	169	304

Total other expense	(1,435)	(449)

Loss before benefit for income taxes	(7,764)	(5,254)
Benefit for income taxes	(321)	(282)

Net loss	$ (7,443)	$ (4,972)

Net loss per common share attributable to common shareholders, basic
and diluted	$ (0.34)	$ (0.23)

Weighted average number of common shares outstanding, basic and
diluted	21,630	21,483

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)
(unaudited)

	Six months ended June 30,

	2007	2006

Operating revenues:
License fees and royalties	$ 2,894	$2,081
Technology services and development	1,711	1,381
Equipment and supplies	1,070	270

Total operating revenues	5,675	3,732
Cost of sales:
License fees and royalties	27	12
Technology services and development	1,309	486
Equipment and supplies	720	169

Total cost of sales	2,056	667

Gross profit	3,619	3,065

Operating expenses:
Research and development expenses	7,285	6,305
Selling, general and administrative expenses	8,924	7,574
Amortization of intangibles acquired	290	790

Total operating expenses	16,499	14,669

Loss from operations	(12,880)	(11,604)
Other (expense) / income:
Equity in loss of affiliates	(2,983)	(3,014)
Foreign currency transaction gain	59	276
Other (expense) / income	(2)	610
Interest income	336	561

Total other expense	(2,590)	(1,567)

Loss before benefit for income taxes	(15,470)	(13,171)
Benefit for income taxes	(316)	(566)

Net loss	$ (15,154)	$ (12,605)

Net loss per common share attributable to common shareholders, basic
and diluted	$ (0.70)	$ (0.59)

Weighted average number of common shares outstanding, basic
and
diluted	21,630	21,483

CAMBRIDGE DISPLAY TECHNOLOGY, INC. Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six months ended June 30,

	2007	2006

Operating activities
Net loss	$ (15,154)	$ (12,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and leasehold
improvements	2,058	2,689
Loss on sale of property, equipment and leasehold improvements	(1)	(2)
Effect of exchange rate changes on cash and cash equivalents	(171)	(428)
Amortization of other intangible assets	290	790
Stock compensation expense	3,343	1,658
Equity in loss of affiliates	2,983	3,014
Changes in operating assets and liabilities:
Accounts and tax receivable	102	1,332

Inventories and demo machines	30	(92)
Prepaid expenses and other current assets	(397)	249
Accounts and tax payable and accrued expenses	464	(1,767)
Due to affiliates	(95)	18
Deferred revenue	12,260	(246)
Other current and non-current liabilities	147	2,122

Net cash generated by / (used in) operating activities	5,859	(3,268)
Investing activities
Acquisition of property, equipment and leasehold improvements	(312)	(557)
Investment in affiliates	(3,691)	(4,886)
(Investment in) / sale of marketable securities	7,252	(1,874)

Net cash generating by / (used in) investing activities	3,249	(7,317)
Financing activities

Net cash generated by / (used in) financing activities	-	-

Effect of exchange rate changes on cash and cash equivalents	171	428
Net increase / (decrease) in cash	9,279	(10,157)
Cash and cash equivalents—beginning of period	12,015	31,263

Cash and cash equivalents—end of period	21,294	$ 21,106